Exhibit 99.1

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (March 2, 2012)

VAN ANTWERP RESIGNS FROM BAKER BOARD OF DIRECTORS

PITTSBURGH – Michael Baker Corporation (NYSE Amex:BKR) announced today that Lieutenant General (Ret.) Robert L. Van Antwerp, Jr., has resigned from its Board due to a potential conflict of interest.

In announcing his resignation, Van Antwerp said, “After joining the Baker Board of Directors, I discovered a potential conflict with another company on whose board I had previously committed to stand for election. To avoid even the slightest perception of a conflict, I have decided not to sit on both boards, and to honor the initial commitment I made.” He added that “This decision is not in any way reflective of my opinion of Baker. During my military service, I had numerous dealings with the firm and I have the utmost respect for the Company, its people and their commitment to quality and professional customer service. I believe Baker is positioned for a strong future.”

Baker’s President and Chief Executive Officer Bradley L. Mallory said, “We are obviously disappointed that Van is unable to remain on our Board, but we understand and respect his decision.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

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